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                                                                     Exhibit 4.2






                         CANTERBURY PARK HOLDING CORPORATION
                     COMPENSATORY EMPLOYEE AND ADVISOR STOCK PLAN


                                        4.2-A
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                         CANTERBURY PARK HOLDING CORPORATION

                     COMPENSATORY EMPLOYEE AND ADVISOR STOCK PLAN



    1. PURPOSE. The purpose of the Compensatory Employee and Advisor Stock Plan (the "Plan") is to compensate and reward various Corporation employees and non-employee consultants and advisors who are expected to provide consulting services and advice in the future for their exceptional service to the Corporation in connection with the re-opening of Canterbury Park (formerly, Canterbury Downs) as a pari-mutuel horse racing facility on May 6, 1994 and to increase their proprietary interest and commitment to the Corporation's long term success and progress.

    2. SHARES SUBJECT TO THE PLAN. The total number of shares of Common Stock which may be granted under this Plan is 75,000 shares. Such shares shall be authorized and unissued shares.

    3. PLAN ADMINISTRATION. The Board of Directors of the Corporation shall administer and have the power to construe this Plan and to determine all questions arising hereunder.

    4. SELECTION FOR PARTICIPATION IN THE PLAN. Any employee of the Corporation at May 1, 1994 or any non-employee consultant or advisor to the Corporation on May 1, 1994 is eligible to be granted options hereunder.

    5. OPTION TERMS. Each option shall be a non-qualified stock option and shall be evidenced by a non-qualified stock option agreement substantially in the form of Schedule 1 hereto.

    6. EXPENSES OF THE PLAN. All costs and expenses of the adoption and administration of this Plan shall be borne by the Corporation and none of such expenses shall be charged to any optionee.

    7. TERMINATION AND AMENDMENT OF THE PLAN. The Board may amend or suspend this Plan at any time in its sole and absolute discretion. This Plan shall terminate on June 30, 1994 to the extent that options have not been granted under this Plan prior to said date; PROVIDED, however, that options granted prior to June 30, 1994 shall continue to be exercisable until August 31, 1999.

    8. EFFECTIVENESS. This Plan shall be effective June 17, 1994. No option shall be effective as to any individual optionee until a stock option agreement in the form attached hereto as Schedule 1 is delivered to said employee.


                                        4.2-B